UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 26, 2008

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 26, 2008, Office Depot, Inc. (the “Company”), together with certain of its European subsidiaries as borrowers (the “European Borrowers”) and certain of its domestic subsidiaries as guarantors (the “Domestic Guarantors”), entered into a $1.25 Billion Credit Agreement (the “Agreement”) with the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) and Collateral Agent, Bank of America, N.A., as Syndication Agent and Citibank, N.A., Wachovia Bank, National Association and General Electric Corporation, as Documentation Agent. The Agreement replaces the Company’s $1.0 billion revolving credit facility agreement.

The Agreement provides for an asset based, multi-currency revolving credit facility (the “Facility”) of up to One Billion Two Hundred Fifty Million Dollars ($1,250,000,000). The amount that can be drawn at any given time will be determined based on percentages of certain accounts receivable, inventory and credit card receivables (the “Borrowing Base”). Based on current calculations of eligible assets, the Company is currently eligible to borrow the full amount of the Facility, and has used $365,000,000 under the Facility, together with cash on hand, to repay short and long-term borrowings under the Company’s prior revolving credit facility agreement which was terminated upon such repayment. An additional amount of $135,000,000 was utilized for letters of credit thereunder. The Facility includes a sub-facility of up to Two Hundred Fifty Million Dollars ($250,000,000) which is available to the European Borrowers, subject to limitations based on their Borrowing Base. The Domestic Guarantors guaranty the obligations of the Company and the European Borrowers under the Facility. The Agreement also provides for a letter of credit sub-facility of up to Four Hundred Million Dollars ($400,000,000), as well as a swingline loan sub-facility of up to One Hundred Twenty-Five Million Dollars ($125,000,000) to the Company and an additional swingline loan sub-facility of up to Twenty-Five Million Dollars ($25,000,000) to the European Borrowers. All loans borrowed under the Agreement may be borrowed, repaid and reborrowed from time to time until September 26, 2013 (or, in the event that the Company’s existing 6.25% Senior Notes are not repaid, then February 15, 2013), on which date the Facility matures.

All amounts borrowed under the Facility, as well as the obligations of the Domestic Guarantors, are secured by a lien on the Company’s and such Domestic Guarantors’ accounts receivables, inventory, cash and deposit accounts. All amounts borrowed by the European Borrowers under the Facility are secured by a lien on such European Borrowers’ accounts receivable, inventory, cash and deposit accounts, as well as certain other assets.

Borrowings made pursuant to the Agreement will bear interest at either, at the Company’s option (i) the alternate base rate (defined as the higher of the Prime Rate (as announced by the Agent) and the Federal Funds Rate plus 1/2 of 1%) or (ii) the Adjusted LIBOR Rate (defined as the LIBOR Rate as adjusted for statutory revenues) plus, in either case, a certain margin based on the aggregate average availability under the Facility.

The Agreement contains customary representations, warranties, fees, affirmative and negative covenants, including certain financial covenants, limitations on investments, loans, advances, guarantees and acquisitions, asset sales and capital expenditures. The Agreement contains customary events of default, including without limitation, payment defaults (subject to certain grace and cure periods in certain circumstances), breach of representations and warranties, breach of covenants (subject to certain grace and cure periods in certain circumstances), bankruptcy events, cross defaults to certain other indebtedness, certain judgment defaults and change of control. If an event of default occurs and is continuing, the Lenders may decline to provide additional advances on the Facility, impose a default rate of interest and declare all amounts outstanding under the Agreement immediately due and payable.

ITEM 1.02	TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

On September 26, 2008, the Company entered into the Agreement and consequently replaced its Revolving Credit Facility Agreement (the “Revolving Credit Agreement”) with Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and BNP Paribas Securities Corp. as joint Lead Arrangers, and Citigroup Global Markets Inc. as the sole Book Manager under the Agreement. Wachovia Bank, National Association acted as Administrative Agent, Citicorp USA, Inc. and BNP Paribas acted as Co-Syndication Agents, and JPMorgan Chase Bank, N.A. and Bank of America, N.A. acted as Co-Documentation Agents.

The Revolving Credit Agreement provided for multiple-currency borrowing of up to One Billion Dollars ($1,000,000,000) and had a sub-limit of up to Three Hundred Fifty Million Dollars ($350,000,000) for standby and trade letter of credit issuances. The facility maturity date of the Revolving Credit Agreement was May 25, 2012.

Borrowings made pursuant to the Revolving Credit Agreement bore interest at either (a) the base rate, described in the Revolving Credit Agreement as a fluctuating rate equal to the lead bank’s base rate, (b) the Eurodollar rate, described in the Revolving Credit Agreement as a periodic fixed rate equal to LIBOR plus a percentage spread based on the Company’s credit rating and fixed charge coverage ratio, or (c) the rate set through a bid process.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: September 26, 2008	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary